Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                AUTONATION, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                              75-1105145
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)

              110 S.E. Sixth Street, Fort Lauderdale, Florida 33301
                                 (954) 769-6000
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

        1995 AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full title of the plan)

                              Jonathan P. Ferrando
                    Senior Vice President and General Counsel
                                AutoNation, Inc.
              110 S.E. Sixth Street, Fort Lauderdale, Florida 33301
                                 (954) 769-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         Calculation Of Registration Fee
                         -------------------------------

                                              Proposed maximum        Proposed maximum         Amount of
Title of securities          Amount to         offering price            aggregate           registration
 to be registered          be registered          per share             offering price             fee
---------------------     ---------------    -------------------     -------------------    ----------------
Common Stock              2,215,686 (1)          $12.10 (2)           $26,809,800 (2)           $2,467
($0.01 par value
per share)

(1) Consists of shares issuable under the 1995 Amended and Restated Non-Employee Director Stock Option Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of such plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Common Stock reported on The New York Stock Exchange on January 29, 2002.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 1995 Amended and Restated Non-Employee Director Stock Option Plan (the "Plan") of AutoNation, Inc. (the "Company"), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

         1. The Company's Prospectus that forms a part of that certain Registration Statement on Form S-4 (SEC 333-71098), as filed with the Commission on November 29, 2001 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the issuance by the Company of its 9% senior notes due 2008 (which incorporates by reference portions of the Company's Proxy Statement dated April 9, 2001 for the Company's Annual Meeting of Stockholders held on May 17, 2001).

         2. The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001.

         3. The Company's Current Reports on Form 8-K dated March 7, 2001, July 20, 2001, August 1, 2001, October 30, 2001, November 13, 2001, December 21, 2001
and January 29, 2002.

         4. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or any Prospectus hereunder to the extent that a statement contained in this document or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or any Prospectus hereunder.

Item 4.  DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES OFFERED

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the shares of Common Stock registered hereby has been passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own shares of the Company's Common Stock as of the date hereof.

         The audited financial statements incorporated by reference in the prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Third Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach by a director of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VII of the Amended and Restated By-Laws of the Company (the "Bylaws") provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware or any other applicable law and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Bylaws provide that the Company's obligation to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made (i) unless the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or (ii) in the event such person seeking indemnity was adjudged to be liable to the Company, unless the court, in its discretion, believes that in light of all the circumstances indemnification should nonetheless apply.

         The Bylaws provide that any decision as to indemnification shall be made: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding ("disinterested directors"), even though less than a quorum; (b) by a committee of disinterested directors designated by a majority vote of all disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. However, the Bylaws provide that a present or former director or officer of the Company who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification would be appropriate as described above shall be indemnified without the necessity of authorization in the specific case.

         The Bylaws provide that the Company shall pay expenses incurred by an officer or director in defending a civil, criminal administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer.

         The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

      NUMBER                         EXHIBIT DESCRIPTION
---------------   --------------------------------------------------------------
         4.1      Third Amended and Restated Certificate of Incorporation of
                  AutoNation, Inc. (incorporated by reference to Exhibit 10.1 to
                  AutoNation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

         4.2 Amended and Restated Bylaws of AutoNation, Inc. (incorporated by reference to Exhibit 3.2 to AutoNation's Current Report on Form 8-K dated December 8, 2000)

         5.1      Opinion of Akerman, Senterfitt & Eidson, P.A.

         23.1     Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                  Exhibit 5.1 above)

         23.2     Consent of Arthur Andersen LLP

Item 9.  UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, State of Florida, on January 31, 2002.

                                             AUTONATION, INC.


                                             /s/ Mike Jackson
                                             ---------------------------
                                             Name:  Mike Jackson
                                             Title: Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. Jackson and Jonathan P. Ferrando his or her true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and any related registration statements pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in their capacities and on the dates indicated.



SIGNATURE                                                         TITLE                                DATE
----------------------------------------------    --------------------------------------     -------------------------

/s/ H. Wayne Huizenga                             Chairman of the Board                      January 31, 2002
------------------------------------------
H. Wayne Huizenga


                                                  Chief Executive Officer and Director       January 31, 2002
/s/ Mike Jackson                                  (Principal Executive Officer)
------------------------------------------
Mike Jackson



/s/ Craig T. Monaghan                             Senior Vice President and                  January 31, 2002
-------------------------------------------       Chief Financial Officer
Craig T. Monaghan                                 (Principal Financial Officer)



/s/ Patricia A. McKay                             Senior Vice President-Finance              January 31, 2002
------------------------------------------        (Principal Accounting Officer)
Patricia A. McKay



                                       6

SIGNATURE                                                         TITLE                                DATE
----------------------------------------------    --------------------------------------     -------------------------

/s/ Harris W. Hudson                              Vice Chairman and Director                 January 31, 2002
------------------------------------------
Harris W. Hudson



/s/ Robert J. Brown                               Director                                   January 31, 2002
------------------------------------------
Robert J. Brown



/s/ J.P. Bryan                                    Director                                   January 31, 2002
------------------------------------------
J.P. Bryan



/s/ Rick L. Burdick                               Director                                   January 31, 2002
------------------------------------------
Rick L. Burdick



------------------------------------------        Director
William C. Crowley



/s/ Michael G. DeGroote                           Director                                   January 31, 2002
------------------------------------------
Michael G. DeGroote



/s/ George D. Johnson, Jr.                        Director                                   January 31, 2002
------------------------------------------
George D. Johnson, Jr.



------------------------------------------        Director
Edward S. Lampert



/s/ John J. Melk                                  Director                                   January 31, 2002
------------------------------------------
John J. Melk



/s/ Irene B. Rosenfeld                            Director                                   January 31, 2002
------------------------------------------
Irene B. Rosenfeld

                                  EXHIBIT INDEX


 Exhibit Number    Description of Exhibit
---------------    -------------------------------------------------------------


         4.1 Third Amended and Restated Certificate of Incorporation of AutoNation, Inc. (incorporated by reference to Exhibit 10.1 to AutoNation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999)

         4.2 Amended and Restated Bylaws of AutoNation, Inc. (incorporated by reference to Exhibit 3.2 to AutoNation's Current Report on Form 8-K dated December 8, 2000)

         5.1*     Opinion of Akerman, Senterfitt & Eidson, P.A.

         23.1*    Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                  Exhibit 5.1 above)

         23.2*    Consent of Arthur Andersen LLP

*  Filed herewith